250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 761-6741

Three Directors Appointed to Arrow Board
GLENS FALLS, N.Y. (December 1, 2016) -- Arrow Financial Corporation has appointed three new members to its Board of Directors: Mark Behan, Elizabeth Miller and Raymond O’Conor. All terms begin January 1, 2017.

Mr. Behan is the founder and President of Behan Communications, Inc., a public affairs and strategic communications firm with offices in Albany and Glens Falls. He has served as a Director of Glens Falls National Bank and Trust Company, Arrow’s lead subsidiary, since 2015.

Mr. Behan is a graduate of Colgate University as well as executive development programs at the Harvard Business School and the Harvard Law School. Active in his community, he serves as a member of the Board of Governors of Glens Falls Hospital and a Director of The Hyde Collection, the Glens Falls Foundation, the E. Leo Spain Foundation and Kelly's Angels, Inc.

Ms. Miller is President and CEO of Miller Mechanical Services, Inc., in Glens Falls and Chair of Doty Machine Works in Fort Edward. She has served on Glens Falls National’s Board of Directors since 2015.

Ms. Miller holds bachelor’s and master’s degrees from the College of Saint Rose. She serves on the boards of St. Mary’s/St. Alphonsus Regional Catholic School, the Glens Falls Business Improvement District and the SUNY Adirondack Foundation. She is Vice President of the Glens Falls Civic Center Coalition board.

Mr. O’Conor is the current Chairman and former President and CEO of Saratoga National Bank and Trust Company, an Arrow subsidiary. He has served on Saratoga National’s Board of Directors since 1996.

Mr. O’Conor is a published author as well as CEO of Saratoga County Capital Resource Corporation, a community development agency. He is active on the boards or advisory boards of many local organizations, including AAA Northway, Saratoga Center for the Family, Wilton Wildlife Preserve and Saratoga Springs International Film Festival. His volunteerism over the years has earned him various awards, including the Distinguished Leadership Award by the National Association for Community Leadership and the Centennial Good Scout Award from the Twin Rivers Council of the Boy Scouts of America.

Tom Murphy, Arrow President and CEO, stated about the appointments: “As a result of routine succession planning, we are honored to have these three community leaders join the Arrow Board of Directors. They bring valuable skill sets, knowledge of our market, and additional business expertise. We look forward to their contributions.”

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Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

BEHAN	MILLER	O’CONOR

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